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(OMNI ENERGY SERVICES CORP. LOGO)                                   Nasdaq: OMNI

                                  NEWS RELEASE

4500 NE Evangeline Thwy o Carencro, LA 70520 o
Phone 337-896 6664 o Fax 337-896-6655


FOR IMMEDIATE RELEASE                                                 NO. 04-03


FOR MORE INFORMATION CONTACT: G. Darcy Klug, Chief Financial Officer
PHONE: (337) 896-6664


             OMNI ISSUES $10 MILLION OF 6.5% CONVERTIBLE DEBENTURES Company Redeems 8% Series A Convertible Preferred Stock

         CARENCRO, LA - FEBRUARY 12, 2004 - OMNI ENERGY SERVICES CORP. (NASDAQ
NM: OMNI), announced today it has entered into an agreement to issue $10.0 million of 6.5% Convertible Debentures (the "Debentures") to funds managed by Gemini Investment Strategies, LLC and two other institutional investors. The Debentures mature in February 2007, include a conversion rate of $7.15 per share and, if converted, are convertible into approximately 1.4 million shares of OMNI common stock. The Company will initially use approximately $8.2 million of the proceeds to redeem its $7.5 million, 8% Series A Convertible Preferred Stock, including accrued dividends. The 8% Series A Convertible Preferred Stock included a conversion rate of $2.25 per share and, if not redeemed, would have converted into 3.3 million shares of OMNI common stock. The remaining proceeds are reserved for working capital purposes.

         Under the terms of the agreement, the holders of the Debentures will also have the right to require the repayment or conversion of up to $8.75 million (plus accrued and unpaid interest) of the Debentures earlier than maturity ("Put Option"). The Put Option can be exercised in ten consecutive and equal monthly installments commencing the first full month following the date on which a registration statement filed with the Securities and Exchange Commission to register the underlying common shares is declared effective. Upon receipt by OMNI of the debenture holders' intent to exercise the Put Option, the Company will have the irrevocable option to deliver cash or common stock with respect to the Put Option. If the Company elects to pay the Put Option with common stock, the underlying shares will be valued at a 12.5% discount to the average trading price of OMNI common stock for the applicable pricing period, as defined by the agreement.

         The Company also issued (i) Series A Warrants representing the right to purchase in the aggregate 700,000 shares of common stock with an exercise price of $7.15 per share (subject to adjustment as provided therein), and (ii) Series B Warrants representing the right to purchase in the aggregate 390,000 shares of common stock with an exercise price of $8.50 per share (subject to adjustment as provided therein). The Series A Warrants and Series B Warrants may be exercised at any time beginning on the date that is six months and one day after the date the warrants are issued. The Series A Warrants may not be exercised after the first anniversary of the date the Series A Warrants become exercisable. The Series B Warrants may not be exercised after the fifth anniversary of the date the Series B Warrants become exercisable.

         The Company further announced today that it has withdrawn the Registration Statement previously filed with the Securities and Exchange Commission to register approximately 5.1 million common shares into which the Company's 8% Series A Convertible Preferred Stock and 8% Series B Convertible Preferred Stock preferred shares held by an affiliate were convertible. The 8% Series B Convertible Preferred Stock includes a conversion rate of $3.75 per share and, if not redeemed, is convertible into approximately 1.3 million shares of OMNI Common Stock.

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business units: Seismic Drilling, Helicopter Support, Permitting and Seismic Survey. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp,

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shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution and other risks detailed in the Company's filings with the Securities and Exchange Commission.